UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SKYLINE MEDICAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SKYLINE MEDICAL INC.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Telephone: (651) 389-4800

IMPORTANT PROXY MATERIAL

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING TO BE HELD ON JULY 28, 2016

July 14, 2016

Dear Fellow Stockholder:

I want to personally thank you for your continuing support of Skyline Medical, Inc. (“we,” “our” or the “Company”).

The Company’s annual meeting of stockholders is coming up on July 28, 2016, and we are urging your support in particular for the following important proposals approved by the Board:

•	Proposal 2 to approve an amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 600,000,000 and of preferred stock from 20,000,000 to 40,000,000.

o	Our growth strategy requires additional capital, and the proposed increase in authorized shares is critical to implementing our plans. The Board has determined that we may require additional authorized shares for anticipated equity financings, future equity offerings, strategic acquisition opportunities, the continued issuance of equity awards under our stock incentive plan to recruit and retain key employees, and for other proper corporate purposes.

o	The proposed increase in the authorized preferred stock, as well as common stock, also will give the Board flexibility in satisfying our financing requirements to pursue our growth strategy.

•	Proposal 3 to approve an amendment of the Company’s certificate of incorporation to effect a reverse stock split of the outstanding shares of its common stock at a ratio of not less than one-for-two (1:2) and not more than one-for-fifty (1:50), with the exact ratio to be set at a whole number within this range as determined by the Company’s board of directors (the “Board”).

o	Stockholder approval to effect a reverse stock split will give the Board the ability to prevent our stock from being delisted from The Nasdaq Stock Market LLC (“Nasdaq”) based on the minimum share price requirement. As described in the Proxy Statement, we received a letter from Nasdaq, informing us that because the closing bid price for our common stock listed on Nasdaq was below $1.00 for 30 consecutive trading days, we do not comply with the minimum closing bid price requirement for continued listing on Nasdaq. We must regain compliance with the minimum closing bid price requirement no later than October 10, 2016.

o	A reverse stock split is an available method for us to regain compliance with the minimum closing bid price requirement, because the split would increase the per-share market price of our common stock. Therefore, the Board approved a reverse stock split of our common stock by a ratio of not less than one-for-two (1:2) and not more than one-for-fifty (1:50), with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion. The Board cannot complete the reverse split without your approval.

•	Proposal 4 to approve amendments to the Company’s Amended and Restated 2012 Stock Incentive Plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 100,000,000, (ii) increase certain thresholds for limitations on grants, and (iii) re-approve the performance goals thereunder.

o	The remaining reserve under our stock incentive plan is currently only 1,333,333 shares of our common stock. The Board has determined that increasing the share reserve is an important factor in attracting, retaining and motivating employees, consultants and directors in order to achieve our long-term growth and profitability objectives.

o	The Board has approved amendments to our stock incentive plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 100,000,000, (ii) increase certain thresholds for limitations on grants, and (iii) re-approve performance goals. We need your positive vote in order to do this.

A copy of the Company’s Proxy Statement dated June 24, 2016 (the “Proxy Statement”) has been mailed to your attention. Each of these proposals is described in detail in the Proxy Statement.

Business Progress

•	As I outlined in my letter to stockholders dated June 20, 2016, we remain excited about the Company’s business progress. As we announced on July 11, 2016, we have appointed a highly experienced medical sales professional, Peter D. Alex, as our Vice President of Sales. The Board believes that our ability to (i) issue shares in connection with future financings or strategic opportunities, (ii) maintain our listing on Nasdaq, and (iii) attract, retain and motivate employees by granting awards under its stock incentive plan, are all critical to our ability to continue our progress.

Therefore, we ask that you vote FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. Doing so will allow us to pursue our business plan. We also recommend that you support the other proposals included in the Proxy Statement and vote according to the Board’s recommendations. For your convenience, we have enclosed an additional copy of your proxy card with this letter. To vote, please follow the instructions on the proxy card.

Time is of the essence in securing the necessary votes for the annual meeting on July 28. Whether your holdings are large or small, it is important that you vote.

If you have questions, please contact: Laurel Hill Advisory Group, LLC (“Laurel Hill”) Banks and Brokers Call (516) 933-3100 All Others Call Toll-Free (888) 742-1305

Sincerely,

               /s/ Dr. Carl Schwartz

Dr. Carl Schwartz

Director and Interim Chief Executive Officer